Exhibit 23.3

LETTER OF CONSENT

We hereby consent to the reference to (i) our firm’s name, and (ii) our report relating the investigation and valuation of the intangible assets of 012 Golden Lines Ltd. (the “Company”) in Amendment No. 1 to the Registration Statement of Form F-1 of 012 Smile Communications dated October 17, 2007 and any amendments thereto.

Very truly yours, BDO Ziv Haft Consulting & Management Ltd.

/s/ BDO Ziv Haft Consulting and Management Ltd.

October 17, 2007

Tel Aviv, Israel